Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution and Announces Qualified De Minimis Sale

FORT WORTH, Texas, November 19, 2018 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of November 30, 2018 and payable on December 14, 2018 in the amount of $0.067419 per Trust Unit, based principally upon production during the month of September 2018.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil (per Bbl)	Natural Gas (per Mcf)
	Bbls	Bbls/D	Mcf	Mcf/D
Current Month	45,837	1,528	53,430	1,781	53.59	5.08
Prior Month	49,485	1,596	45,940	1,482	55.76	4.71

Oil cash receipts for the properties underlying the Trust totaled $2.46 million for the current month, a decrease of $0.30 million from the prior month distribution period as a result of a decrease in sales volumes and oil prices compared to the prior month. Boaz Energy (as defined below) advised the Trustee that the decrease in sales price was primarily attributable to a worsening in the regional differentials to NYMEX, primarily the Midland Cushing differential and the West Texas Sour differential.

Natural gas cash receipts for the properties underlying the Trust totaled $0.27 million for the current month, an increase of $0.05 million from the prior month distribution period as a result of an increase in sales volumes and gas prices compared to the prior month.

Total direct operating expenses, including lease operating expenses and workover expenses, were $0.60 million, an increase of $0.03 million from the prior month. Severance and ad valorem taxes were $0.28 million, a decrease of $0.01 million from the prior month.

Capital expenditures were $0.62 million in the current month, an increase of $0.41 million from the prior month. Boaz Energy advised the Trustee that capital expenditures were primarily attributable to non-operated drilling and completions.

Qualified De Minimis Sale

The Trust today announced that Boaz Energy has sold and assigned its interest in certain leases located in Ward County, Texas.

After consultation with its independent petroleum engineering firm, Boaz Energy certified to the Trust and the Trustee that the transaction is a Qualified De Minimis Sale as contemplated by Section 3.02(c) of the Amended and Restated Trust Agreement of the Trust in that the buyer is not an affiliate of the Trust, the sale relates to an interest in the properties underlying the Trust that accounted for less than 1.0% of total production from those properties during the most recent 12 calendar months, and the aggregate fair value of the portion of the Trust’s net profits interest released by the Trustee, together with all other portions of its net profits interest released during the immediately preceding 365-day period does not exceed $500,000.

Boaz Energy has received $234,341 in consideration of the sale of its interest, which is expected to be included in the calculation of net proceeds to be distributed to the Trust in December 2018.

The Trustee has delivered a release of the Trust’s net profits interest in those leases.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with the Trust’s initial public offering, and in the Trust’s Quarterly Reports on Form 10-Q and other public filings filed with the SEC. The risk factors and other factors noted in the Trust’s public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Simmons Bank, Trustee
Lee Ann Anderson, Senior Vice President and Trust Officer
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com